Exhibit 99.1

Company Release – Mifflintown, PA – July 29, 2015 Juniata Valley Financial Corp. Announces Earnings and Declares Dividend

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC Pink: JUVF), announced that net income and earnings per share for the quarter ended June 30, 2015 were $1,001,000 and $0.24, respectively, compared to $1,163,000 and $0.28, respectively, for the quarter ended June 30, 2014. The decrease in earnings was due primarily to higher non-interest expense and, to a lesser degree, reduced non-interest income; these factors offset an increase in net interest income. During the 2015 period, non-interest expense included merger and acquisition costs that were not incurred during the 2014 period and increased employee benefit costs and non-interest income did not include life insurance proceeds that were received during the 2014 period. Year-to-date, comparative net income and earnings per share results were similarly impacted by the life insurance proceeds received in the second quarter of 2014.

Comparative earnings and key performance ratios for Juniata Valley Financial Corp. are presented in the table below, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS).

	Quarter Ended:				Six Months Ended:
	June 30, 2015		June 30, 2014		June 30, 2015	June 30, 2014
	Results		Results		Results	Results
Net Income	$1,001,000		$1,163,000		$1,925,000	$2,066,000
ROA	0.84	%*	0.97	%*	0.81%	0.89%
ROE	7.99	%*	9.23	%*	7.68%	8.20%
EPS (basic and fully diluted)	$0.24		$0.28		$0.46	$0.49

* annualized

During the second quarter of 2015, loan balances, on average, exceeded average loan balances in the second quarter of 2014 by $17,252,000, or 6.2%; this increase was funded by increased borrowings and cash flows from the investment securities portfolio, as average deposits decreased by $12,727,000. This combination of factors resulted in an increase in net interest income of $82,000 in the second quarter of 2015 as compared to the second quarter of 2014 and an increase in the net interest margin (which is net interest income expressed as a percentage of average interest-earning assets) from 3.47% to 3.57%.

Comparing results for the first six months of 2015 to the results for the same period in 2014, net interest income was higher by 4.7% in the 2015 period and the net interest margin on a fully tax-equivalent basis, was four basis points higher, at 3.53%, in the 2015 period.

Credit quality continued to improve in the second quarter of 2015. As of June 30, 2015, non-performing loans as a percentage of average outstanding loans was 1.52%, improving from 2.00% on December 31, 2014 and from 2.06% one year ago on June 30, 2014. For the quarter ended June 30, 2015, the loan loss provision was $112,000, versus $117,000 for the second quarter of 2014; through the first six months of 2015, the loan loss provision was $162,000 versus $137,000 in the first six months of 2014.

Non-interest income was $1,130,000 in the second quarter of 2015, reflecting a decrease of $40,000 from the $1,170,000 earned in the second quarter of 2014. Most significantly impacting recurring non-interest income in the second quarter of 2015 was an increase in customer service fees of $99,000, or 34.1%, in the second quarter of 2015 as compared to the same period in 2014. The increase was attributable to the introduction, in the third quarter of 2014, of a new service to depositors that provides detection, suppression and repair of a wide spectrum of identity theft issues. Also contributing to non-interest income in the 2015 period were increases in fees derived from debit card activity, sales of non-deposit products, mortgage banking and other loan activity and fee income from wealth management services, along with increased income from the Company’s unconsolidated subsidiary. These increases were partially offset by lower revenues from trust services. As mentioned above, a decrease in life insurance proceeds recorded offset the net increase in recurring non-interest income. A $165,000 gain from life insurance proceeds was recorded in the second quarter of 2014 and no such gain was recorded in the 2015 period. As the Company carries BOLI, gains upon the receipt of life insurance proceeds are unpredictable and can cause variances in non-interest income from period to period.

For the first six months of 2015, non-interest income was $2,130,000, 1.9% higher than for the first six months of 2014. Significantly impacting non-interest income in the first half of 2014 was a gain of $165,000 from death benefits related to bank-owned life insurance. However, the impact of receipt of life insurance proceeds in the 2014 period was more than offset by increases in customer service fees in 2015 as a result of fees generated by the aforementioned new services provided. Positive impacts of the aforementioned mortgage banking income, fees derived from loan activity and income from the Company’s unconsolidated subsidiary helped to partially offset the reduction in fees generated from trust services during the six month comparative periods.

Non-interest expense in the second quarter of 2015 was $3,621,000, an increase of $220,000, or 6.5%, in comparison to the non-interest expense in the second quarter of 2014. The higher cost of providing employee medical insurance and accounting for the frozen defined benefit plan in the second quarter of 2015 versus the second quarter of 2014 was the leading cause of the increase. Additionally, costs relating to merger and acquisition activities added $48,000 to the 2015 second quarter expense, with no such cost in the previous year’s second quarter. The Company announced a definitive merger agreement with FNBPA Bancorp, Inc. on June 26, 2015.

For the first six months of 2015, non-interest expense increased by $488,000, or 7.2%, as compared to the first six months of 2014. The increase was primarily due to increases in employee compensation and benefits and costs associated with merger and acquisition activity. Compensation expense for the first six months of 2015 increased by $115,000, as compared to the first six months of 2014, due to increased full time equivalent staffing and company-wide annual salary adjustments. In addition, as described above, the cost of providing employee benefits increased. Merger and acquisition activities added $58,000 to non-interest expense in the first six months of 2015.

The tax provisions for each period discussed above reflected the application of a low income housing tax credit. For the second quarter of 2015, the tax credit lowered the effective tax rate from 23.5% to 10.7%. In the second quarter of 2014, when earnings from tax exempt sources were lower, the effective tax rate was lowered from 21.3% to 10.1%. For the first six months of 2015, the tax credit lowered the effective tax rate from 23.0% to 9.6% as compared to the same period in 2014, in which the tax credit lowered the effective tax rate from 21.6 to 8.9%.

Total assets of $487.1 million on June 30, 2015 represented an increase of 1.4% from December 31, 2014. Loan balances grew by 3.1% funded by a reduction in investment securities of 3.2% and increased borrowings.

Ms. Barber commented, “Our financial performance year-to-date evidences commitment to quality asset growth and continues the trend of credit quality improvement. Our anticipated acquisition of FNBPA Bancorp, Inc., will expand our community banking footprint and is expected to enhance earnings and franchise value.”

On July 22, 2015, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on September 1, 2015 to shareholders of record on August 14, 2015.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.